Exhibit 97

CLAWBACK POLICY

INTRODUCTION

Telecom Argentina S.A. (“Telecom Argentina” or the “Company”) holds securities registered with the United States Securities and Exchange Commission (the “SEC”) and listed on the New York Stock Exchange (the “NYSE”) and, therefore, is subject to the corporate governance requirements applicable to non-US companies which have securities listed on the NYSE.

Consequently, non-US companies listed on the NYSE -as is the case of Telecom Argentina- must comply with Sections 303A.06, 303A.11 and 303A.12 (b) and (c) of the NYSE Listed Company Manual.

Additionally, all non-US companies listed on the NYSE -as is the case of Telecom Argentina-  must comply with the requirements of Section 303A.14 of the NYSE Listed Company Manual, which establishes that each issuer listed on the NYSE must adopt a clawback policy on the terms required by such Section 303A.14 (the “Clawback Policy”) no later than 60 days after October 2, 2023.

POLICY

1. Purpose.

Telecom Argentina adopts and will comply with this Clawback Policy in accordance with the terms and within the scope of Section 303A.14 of the NYSE Listed Company Manual, on which free translation it is based.

2. Application and Effective Date.

This Clawback Policy shall be effective as of the Effective Date. This Clawback Policy shall be enforced by the Executive Committee. Subject to any limitations under the Clawback Rules, the Executive Committee may take any and all actions necessary or appropriate to carry out the purpose and intent of this Clawback Policy. Any determination made by the Executive Committee shall be final and binding on all affected persons and need not be uniform with respect to each Executive Officer covered by this Clawback Policy.

3. Repayment of Erroneously Awarded Compensation.

a)

In the event that the Company approves an Accounting Restatement, the Executive Committee shall reasonably promptly determine (in accordance with the Clawback Rules) the amount of any Erroneously Awarded Incentive-Based Compensation for each Executive Officer based on such Accounting Restatement, and must subsequently provide each Executive Officer with written notice containing the amount of Erroneously Awarded Incentive-Based Compensation and a demand for repayment or return, as applicable. For Incentive-Based Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the Executive Committee will analyze whether said Accounting Restatement had or could have had any effect on the price of the shares and, if applicable, will make a reasonable estimate of said effect in order to determine the existence and amount of the Erroneously Awarded Incentive-Based Compensation to an Executive Officer. In this case, the Company will document the estimate made and provide such documentation to the NYSE. The Executive Committee may engage internal and external advisors it deems advisable in order to perform any calculations contemplated by this Clawback Policy.

b)

In the event that it is determined that there is an Erroneously Awarded Incentive-Based Compensation, the Company, through the Executive Committee, must recover with reasonable promptness the corresponding amounts through any method of recovery it deems reasonable and appropriate in its discretion based on all applicable facts and circumstances and taking into account

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the time value of money and the cost to shareholders of delaying recovery. Except to the extent permitted by the Clawback Rules and this Clawback Policy, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Incentive-Based Compensation; unless it is determined that recovery was Impracticable. In implementing the actions contemplated in this Section 3(b), the Executive Committee will act in accordance with the standards and requirements of the NYSE and in accordance with the applicable Clawback Rules.

4. Reporting and Disclosure.

Telecom Argentina shall file all disclosures with respect to this Clawback Policy in accordance with the requirements of the United States federal securities laws, including any disclosures required by applicable rules of the SEC and/or the NYSE.

5. Indemnification Prohibition.

The Company shall not be permitted to indemnify any Executive Officer for the loss of any Erroneously Awarded Incentive-Based Compensation that is recovered pursuant to the terms of this Clawback Policy and/or the Recovery Rules.

6. Amendment; Termination.

The Administrator may modify or amend this Policy, in whole or in part, from time to time in its discretion and shall amend any or all of the provisions of this Clawback Policy as it deems necessary, including as and when it determines that it is legally required by the Clawback Rules, or any federal securities law, SEC rule, or listing rules of the NYSE.

7. Other Recovery Rights.

Executive Officers shall be deemed to be bound by this Clawback Policy whenever they receive any Incentive-Based Compensation from the Company in accordance with the terms of this Clawback Policy. Executive Officers who terminate their employment or service with the Company will remain subject to the terms hereof for the duration of a Recovery Period with respect to Incentive-Based Compensation Received.

DEFINITIONS

Unless the context requires otherwise, for the purposes of the Recovery Rules and this Clawback Policy, the following definitions apply:

a)

Restatement Date. The Restatement Date shall mean the earlier to occur of: (i) the date the Board of Directors of the Company concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

b)	Effective Date. The Effective Date shall mean October 2, 2023.
c)

Executive Officer. An Executive Officer shall mean the president of the Company, the chief financial officer, the chief accounting officer (or, if there is no such accounting officer, the controller), any vice president of the Company in charge of a business unit, division or principal function (such as sales, administration or finance), any other official who performs a policy-making function, any other person who performs similar policy-making functions for the Company, or any other person who falls within the definition of “Executive Officer” of the Recovery Rules. Executive officers of the

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Company’s parent or subsidiaries are considered executive officers of the Company if they perform such policy-making functions for the Company.

d)	Executive Committee. Means the Executive Committee of the Company.
e)	Incentive-based Compensation. Incentive-based Compensation shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure
f)

Erroneously Awarded Incentive-Based Compensation. Incentive-Based Compensation Erroneously Awarded is considered to be the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that would have been Received if it had been determined on the basis of the Accounting Restatement, computed without taking into account the taxes paid.

g)

Clawback Eligible Incentive Compensation. Clawback Eligible Incentive Compensation received by each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such individual is serving as an Executive Officer at the time the Erroneously Awarded Incentive-Based Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such individual: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) while the Company has a class of securities listed on the NYSE; and (iv) during the applicable Clawback Period.

h)

Impracticable. A Recovery is considered Impracticable if, in accordance with the good faith determination of the Executive Committee, or if the Executive Committee does not consist of independent directors, a majority of the independent directors serving on the Board, that either: (i) the direct expenses paid to a third party to assist in enforcing the Clawback Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Incentive-Based Compensation, documented such reasonable attempt(s) and provided such documentation to the NYSE; (ii) recovery would be in violation of Argentine law, provided that such conclusion is based on a legal opinion prepared by independent legal counsel and submitted to the NYSE; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

i)

Financial Reporting Measures. The Financial Reporting Measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC .

j)

Accounting Restatement. Accounting Restatement shall mean an accounting restatement: (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements; or (ii) that

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would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

k)

Received. Any Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period.

l)

Clawback Rules. Clawback Rules shall mean Section 10D of the Securities Exchange Act of the United States of America of 1934 (“Exchange Act”) and any applicable rules or standards adopted by the SEC thereunder (including Rule 10D-1 under the Exchange Act) or the NYSE pursuant to Rule 10D-1 under the Exchange Act (including Section 303A.14 of the NYSE Listed Company Manual), as well as any other rule that replaces, modifies or complements them with respect to the matter that is the responsibility of this Clawback Policy.

m)

Clawback Period. Clawback Period shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year). However, a transition period between the last day of the issuer’s previous fiscal year and the first day of its new fiscal year covering a period of 9 to 12 months would be considered a complete fiscal year.